UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

April 9, 2018

(Date of earliest event reported)

WageWorks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor San Mateo, California		94403
(Address of principal executive offices)		(Zip Code)

(650) 577-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the

Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02,	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Ismail Dawood as Interim Chief Financial Officer

The Board of Directors (the “Board”) of WageWorks, Inc. (the “Company”) approved the appointment of Ismail (Izzy) Dawood as Interim Chief Financial Officer (“Interim CFO”) and principal financial officer of the Company, effective as of April 9, 2018. The Board approved the appointment of Mr. Dawood after reviewing the qualifications of internal and external candidates. The Company is undertaking a search for a permanent Chief Financial Officer.

On April 9, 2018, the Company finalized the terms of Mr. Dawood’s appointment and entered into an agreement with Tatum, a Randstad Company, where Mr. Dawood is an engagement consultant, providing for the engagement of Mr. Dawood as Interim CFO (the “Tatum Agreement”). Pursuant to the Tatum Agreement, Mr. Dawood will be responsible for the Company’s accounting and finance functions and will represent the Company’s accounting function internally and externally. He will be responsible for working with the Company’s independent auditors to finalize the Company’s fourth quarter and fiscal year 2017 financials and the 2017 audit. Mr. Dawood will also evaluate the Company’s finance and accounting teams and structure, provide recommendations to strengthen the Company’s accounting processes and internal controls and assist in the implementation of improvements. Mr. Dawood is providing services to the Company under the Tatum Agreement as an independent contractor. The Tatum Agreement may be terminated by the Company or Tatum upon written notice by either party.

Pursuant to the Tatum Agreement, Tatum will receive $23,000 per week as compensation for Mr. Dawood’s services as Interim CFO and will be reimbursed for all reasonable and documented travel and out-of-pocket expenses, including a reasonable housing allowance, associated with Mr. Dawood’s relocation and performance of services under the Tatum Agreement. In addition, Mr. Dawood is eligible to receive a completion bonus of $200,000 should certain defined milestones, including completion of the restatement and of the audits for 2016 and 2017, be achieved during his tenure as Interim CFO and as long as he is not appointed the Company’s permanent Chief Financial Officer.

Mr. Dawood served as the Chief Financial Officer of Santander Consumer USA Holdings Inc. from December 16, 2015 to September 29, 2017. Prior to joining Santander Consumer USA Holdings Inc., Mr. Dawood served as Executive Vice President and Chief Financial Officer of the Investment Services division of The Bank of New York Mellon Corporation (BNY Mellon) beginning in April 2013, as Executive Vice President and Director of Investor Relations and Financial Planning and Analysis of BNY Mellon from June 2009 to March 2013 and as Senior Vice President and Global Head of Corporate Development and Strategy of BNY Mellon from November 2006 to May 2009. Prior to his tenure at BNY Mellon, he also served in various senior roles at Wachovia Corporation, where he was employed from 1994 to 2006, including Managing Director of Structured Treasury Activities and Managing Director of Corporate Development. He serves as a Member of the Advisory Board of Promontory Interfinancial Network, LLC. Mr. Dawood has an MBA in Finance from Wharton School of Business and a BS in Finance from St. John’s University and is a CFA (Chartered Financial Analyst).

There are no family relationships between Mr. Dawood and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Dawood that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Dawood and any other persons pursuant to which he was selected as Interim CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

WageWorks, Inc.

Dated: April 9, 2018	By:	/s/ Edgar O. Montes
	Name:	Edgar O. Montes
	Title:	Chief Executive Officer